EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

by and among

CANCABLE HOLDING CORP.,

CANCABLE, INC.

and the

STOCKHOLDERS PARTY HERETO

December 31, 2005

TABLE OF CONTENTS

SECTION I.
PURCHASE AND SALE OF THE INTERESTS	1
1.01	Purchase and Sale of the Interests	1

SECTION II.
THE PURCHASE PRICE; ESCROW AGREEMENT	2
2.01	Purchase Price	2
2.02	The Indemnity Escrow Deposit	2

SECTION III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY		2
3.01	Organization and Qualification	2
3.02	Authority	3
3.03	No Legal Bar; Conflicts	3
3.04	Capitalization	3
3.05	Financial Statements; No Undisclosed Liabilities	4
3.06	Absence of Certain Changes	5
3.07	Accounts Receivable	5
3.08	No Dividends, Loans, etc	6
3.09	Real Property Owned or Leased	6
3.10	Title to Assets; Condition of Property	7
3.11	Taxes	8
3.12	Compliance with Applicable Law; Permits; Authorizations	9
3.13	Contractual and Other Obligations; Customers and Suppliers	10
3.14	Employment and Compensation	12
3.15	Employee Benefit Plans	12
3.16	Labor Relations	13
3.17	Insurance	14
3.18	Conduct of Business; Allowances	14
3.19	Intellectual Property	14
3.20	Power of Attorney; Bank Accounts	16
3.21	Books and Records	16
3.22	Litigation; Disputes	16
3.23	No Warranties or Indemnities	17
3.24	Insider Interests; Intercompany Transactions	17
3.25	Disclosure	17
3.26	Investment Canada Act	17
3.27	Value of Assets and Revenues in Canada and the United States	17
3.28	Advisors	18

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SECTION IV.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS	18
4.01	Authority	18
4.02	Ownership of Interests	18
4.03	No Legal Bar; Conflicts	18
4.04	Adequate Opportunity to Review; No Duress	19

SECTION V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		19
5.01	Organization	19
5.02	Authority	19
5.03	No Legal Bar; Conflicts	19
5.04	Investment Purpose	20
5.05	Value of Assets and Revenues in Canada	20

SECTION VI.
COVENANTS OF THE STOCKHOLDERS, THE COMPANY AND THE PURCHASER		20
6.01	Publicity	20
6.02	Confidential Information	20
6.03	Taxes	21
6.04	Non-Assertion of Claims	21
6.05	Non-Solicitation Agreements	21
6.06	Benefit Plans	22
6.07	Escrow Agreement	22
6.08	D&O Insurance	22

SECTION VII.
CLOSING		22
7.01	Time and Place of Closing	22
7.02	Delivery of Interests	22

SECTION VIII.
CONDITIONS TO THE STOCKHOLDERS’ OBLIGATION TO CLOSE		22
8.01	No Litigation	22
8.02	Covenants/Conditions	23
8.03	Related Transactions	23
8.04	Purchase Price	23
8.05	Escrow Agreement	23

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SECTION IX
CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE	23
9.01	No Litigation	23
9.02	Covenants/Conditions	23
9.03	Related Transactions	23
9.04	Secretary’s Certificate	23
9.05	Other Certificates	24
9.06	Opinion of the Company’s Counsel	24
9.07	Sale of All the Interests	24
9.08	Resignation	24
9.09	Employment Agreement Waiver	24
9.10	Escrow Agreement	24
9.11	Certificates	24
9.12	Outstanding Options	24
9.13	Consents and Approvals	24
9.14	Estimated Closing Balance Sheet	24
9.15	Payment of the Obligations	25
9.16	Conversion	25
9.17	Terminations and Cancellations	25

SECTION X.
INDEMNIFICATION		25
10.01	Indemnification by the Stockholders	25
10.02	Indemnification by the Purchaser	25
10.03	Procedure for Indemnification	25
10.04	Subrogation	28
10.05	Validity	28
10.06	Time Periods for Indemnifications	28
10.07	Indemnity Escrow Deposit	28
10.08	Limits on Indemnification	29
10.09	Exclusive Remedy	30

SECTION XI.
MISCELLANEOUS		30
11.01	Notices	30
11.02	Amendment	31
11.03	Entire Agreement	31
11.04	Further Assurances	31
11.05	Expenses	31
11.06	Injunctive Relief	32
11.07	Governing Law; Jurisdiction	32
11.08	Waiver of Jury Trial	32
11.09	Invalidity	32
11.10	Successors and Assigns	33
11.11	Counterparts	33
11.12	Knowledge	33
11.13	Interpretation	33
11.14	Gender and Number	33
11.15	Third Party Rights	33
11.16	Headings	33

-iii-

ANNEXES

A	DEFINITIONS
B	SHARE CERTIFICATES
C	UNSECURED CREDITOR CLAIMS

SCHEDULES

2.01(c)	PURCHASE PRICE ALLOCATION
3.03	NO LEGAL BAR; CONFLICTS
3.04	CAPITALIZATION
3.05	FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES
3.06	ABSENCE OF CERTAIN CHANGES
3.07	ACCOUNTS RECEIVABLE
3.08(a)	DIVIDENDS, LOANS, ETC.
3.08(b)	COMPANY INDEBTEDNESS
3.08(c)	NON-ORDINARY COURSE PAYMENTS AND DISBURSEMENTS; Annex 1: List of Disbursements
3.09	LEASED REAL PROPERTY
3.10(a)	LIENS
3.11	TAXES
3.12(b)	PERMITS
3.13(a)	CONTRACTS
3.13(b)	DEFAULTS
3.13(c)	CUSTOMERS AND SUPPLIERS INFORMATION
3.14	EMPLOYMENT AND COMPENSATION
3.15	EMPLOYEE BENEFIT PLANS
3.17	INSURANCE
3.19(a)	INTELLECTUAL PROPERTY RIGHTS
3.19(c)	INTELLECTUAL PROPERTY FILINGS
3.19(d)	ROYALTIES
3.20	POWER OF ATTORNEY; BANK ACCOUNTS
3.22	LITIGATION; DISPUTES
3.23	NO WARRANTIES OR INDEMNITIES
3.24	INSIDER INTERESTS; INTERCOMPANY TRANSACTIONS
3.26	CAPITAL EXPENDITURES
4.03	NO LEGAL BAR; CONFLICTS
5.03	NO LEGAL BAR; CONFLICTS
8.03	RELATED TRANSACTIONS
11.05	TRANSACTION EXPENSES

EXHIBITS

A	ESCROW AGREEMENT
B	PROPRIETARY RIGHTS AND INVENTION ASSIGNMENT AGREEMENTS
C	OPINION OF THE COMPANY’S AND THE STOCKHOLDERS’ COUNSEL
D	ESTIMATED CLOSING BALANCE SHEET

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) made on the 31st day of December, 2005 by and among Cancable Holding Corp., a Delaware corporation (the “Purchaser”); Cancable, Inc., an Ontario corporation (the “Company”); Covington Fund II Inc. (“Covington”) and BMO Capital Corporation (formerly known as Bank of Montreal Capital Corporation, “BMO” and together with Covington, the “Stockholders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Annex A hereof.

W I T N E S S E T H:

WHEREAS, the Company provides IT products and services, contract field technical and help desk support services for cable television companies and other telecommunications companies, which includes installing cable services and connections (including cable television installation), installing cable modems, configuring end users’ computers, providing inbound technical call center sales and trouble resolution for cable Internet subscribers (together with any other business activities in which the Company is currently engaged, the “Business”);

WHEREAS, each of the Stockholders is the holder of (x) the common shares in the capital of the Company and (y) an option to purchase common shares (the “Options”) each set forth opposite such Stockholder’s name on Schedule 3.04 hereto, which common shares constitute all of the issued and outstanding shares of capital stock and any other equity interests of the Company (all such Shares held by the Stockholders being hereinafter referred to as the “Interests”); and

WHEREAS, the Purchaser desires to acquire from each of the Stockholders, and each of the Stockholders desires to sell to the Purchaser, all of the Interests held by such Stockholder, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION I.

PURCHASE AND SALE OF THE INTERESTS

1.01   Purchase and Sale of the Interests. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, each of the Stockholders is simultaneously herewith selling, assigning and conveying to the Purchaser, free and clear of all Liens, and the Purchaser is simultaneously herewith purchasing, acquiring and accepting from each of the Stockholders, all of the Interests held by each Stockholder and set forth opposite such Stockholder’s name on Schedule 3.04 hereto, in consideration for the payment of the Purchase Price and the consummation of the other transactions described in Section 8.03.

SECTION II.

THE PURCHASE PRICE; ESCROW AGREEMENT

2.01   Purchase Price. (a) The aggregate purchase price for the Interests (the “Purchase Price”) shall be $1.00, payable at the Closing as set forth in Section 2.01(b) below.

(b)  Payment of the Purchase Price. The Purchase Price shall be paid simultaneously herewith by the Purchaser to the Stockholders in accordance with their Percentage Interests by personal check, bank check or in cash.

2.02   The Indemnity Escrow Deposit. (a) Contemporaneously with the execution of this Agreement, the Purchaser, the Stockholders and Gowling Lafleur Henderson LLP (the “Escrow Agent”) will enter into an escrow agreement, in the form attached hereto as Exhibit A (the “Escrow Agreement”), and simultaneously herewith, the Purchaser shall deposit $1,400,000 (“Indemnity Escrow Amount” and, together with all earnings thereon, collectively, the “Indemnity Escrow Deposit”) into the escrow account. The Indemnity Escrow Deposit will be held, invested and disbursed as provided in the Escrow Agreement.

(b)  The Indemnity Escrow Deposit shall be applied as provided in the Escrow Agreement.

(c)  Nothing in this Section 2.02 or in the Escrow Agreement (including, without limitation, the expiration of the Escrow Agreement in accordance with its terms) or otherwise shall limit the agreements and obligations of the parties hereto set forth herein, including, without limitation, pursuant to Section X hereof.

SECTION III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser, as of the date hereof, that:

3.01   Organization and Qualification. (a) The Company is a corporation, duly organized and validly existing under the laws of the Province of Ontario and has full power and authority to own its properties and to conduct the businesses in which it is now engaged. Each of the Company’s Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to own its respective properties and to conduct the businesses in which it is now engaged. The Company and each of its Subsidiaries are qualified to conduct business and are in good standing (or subsisting, as applicable) in each jurisdiction (domestic or foreign) wherein the failure so to qualify (individually or in the aggregate) would be reasonably likely to have a Material Adverse Effect.

(b)  Accurate and complete copies of the Company’s and each of its Subsidiary’s articles of incorporation, including all amendments thereto and restatements thereof and by-laws and of the director and stockholder minutes and the stock record books of the Company and each Subsidiary have been made available to the Purchaser. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of Shares and any other equity interests of the Company and each Subsidiary are set forth in such record books.

3.02   Authority. The execution and delivery by the Company of this Agreement and each other instrument or document required to be executed and delivered by the Company pursuant hereto, the performance by the Company of its covenants and agreements hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and each other instrument or document required to be executed and delivered by the Company pursuant hereto constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights).

3.03   No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, (a) violates or will violate (i) any provision of the articles of incorporation of the Company or its bylaws or (ii) except as set forth on Schedule 3.03 hereto, any statute, ordinance, regulation, rule, policy, instrument, code, directive, guideline, order, judgment or decree of any court or other Governmental Authority or any Permit, or (b) except as set forth on Schedule 3.03 hereto, conflicts with or will conflict with or results in or will result in any breach or modification of any of the terms of or constitutes or will constitute a default under or results in or will result in the termination of or the creation of any Lien, acceleration right or other right pursuant to the terms of any Contract or Permit, or will in any way affect the continuation, validity or effectiveness of any Contract or Permit. Except as set forth on Schedule 3.03 hereto, no consents, approvals or authorizations of, or designations, registrations, declarations or filings with or notices to, any Governmental Authority or any other Person or entity (including, without limitation, pursuant to the terms of any Contract, Permit or otherwise) are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Company pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

3.04   Capitalization. The authorized capital of the Company consists of an unlimited number of common shares and an unlimited number of Class A convertible, retractable, cumulative, voting preference shares. The Interests constitute all of the outstanding capital stock or other equity interests of the Company (or interests convertible into or exchangeable for equity interests), and no share certificates were ever issued in respect of any of such shares other than those of which copies are attached hereto as Annex B. Schedule 3.04 sets forth the ownership of all the outstanding equity interests (and interests convertible into or exchangeable for equity interests) of the Company’s Subsidiaries (the “Subsidiary Interests”), and neither the Company nor any of its Subsidiaries own any capital stock or other equity interest (or interests convertible into or exchangeable for equity interests) in any Person other than the Company’s Subsidiaries. All of the Interests and Subsidiary Interests have been duly and validly authorized and issued in accordance with all applicable laws concerning the issuance of securities, are fully paid and non-assessable and are owned beneficially and of record by each of the Stockholders (or, in the case of the Company’s Subsidiaries, the Company) as set forth on Schedule 3.04 hereto, in each case free and clear of all Liens. Except as set forth on Schedule 3.04 hereto, there are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which the Company, any of its Subsidiaries or any of the Stockholders is subject to or bound relating to the voting, issuance, sale, purchase, transfer or redemption of any securities of the Company or any of its Subsidiaries, and (i) no Person other than the Stockholders has any interest in any securities of the Company and (ii) no Person other than the Company has any interest in any securities of any of the Company’s Subsidiaries. Except as set forth on Schedule 3.04 hereto, no Shares or other securities of the Company or any of its Subsidiaries are reserved for any purpose. At the Closing, the Stockholders will deliver to the Purchaser good, valid and marketable title to the Interests, free and clear of all Liens. Other than as set forth on Schedule 3.04, neither the Company nor any of its Subsidiaries has any interest in any securities of any corporation, limited liability company or other entity.

3.05   Financial Statements; No Undisclosed Liabilities. (a) The Company has delivered to the Purchaser (i) the Company’s consolidated audited balance sheets as at November 30, 2004, November 30, 2003, November 30, 2002, November 30, 2001 and November 30, 2000 (such audited balance sheet at November 30, 2004, the "Balance Sheet") and the related statements of income, cash flow and retained earnings for the 12-month periods then ended, each accompanied by the reports of BDO Dunwoody, LLP, Ernst & Young, LLP or Jeffrey Crewe, CPA (as the case may be), independent chartered (or certified, as the case may be) accountants, which firms have audited such financial statements (collectively, the “Annual Financial Statements”) and (ii) the Company’s consolidated balance sheet as at each of August 31, 2005, September 30, 2005, October 31, 2005 and November 30, 2005 (the “Current Balance Sheet”) and the related statements of changes in financial position for the nine, ten, 11 and 12-month periods then ended (the items referred to in clause (ii), the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (including, without limitation, all schedules and notes thereto) are complete and correct in all material respects, have been prepared from the books and records of the Company (on a consolidated basis) and, except as set forth on Schedule 3.05(a) hereto, in accordance with GAAP consistently applied and maintained throughout the periods indicated (subject, in the case of the Interim Financial Statements, to the absence of footnotes and normal year-end adjustments, which, if included, would not have a material effect on the information on such Interim Financial Statements), and fairly present in all material respects the financial condition of the Company (on a consolidated basis) as at their respective dates and the results of its operations for the periods covered thereby. The Annual Financial Statements include all footnotes and all adjustments (which consist only of normal recurring accruals) necessary for such fair presentation.

(b)  Except to the extent set forth in or reserved against in the Current Balance Sheet or as identified on Schedule 3.05(b) hereto, and except for current liabilities (determined in accordance with GAAP consistently applied) incurred since the Current Balance Sheet Date in the ordinary course of business consistent with past practices (and not materially different in type or amount from those incurred in the Company's (and its Subsidiaries’) conduct of its business in the ordinary course), the Company and its Subsidiaries have no liabilities or obligations of any nature, whether accrued, absolute, known or unknown, contingent or otherwise, whether due or to become due, whether properly reflected under GAAP as a liability or a charge or reserve against an asset or equity account or not, and whether the amount thereof is readily ascertainable or not.

3.06   Absence of Certain Changes. Except as set forth on Schedule 3.06 hereto, subsequent to October 31, 2005, there has not been with respect to the Company or any of its Subsidiaries any (a) material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, prospects, properties or business; (b) damage, destruction or other loss (in each case, whether or not insured) affecting the assets, properties, business or operations; (c) labor organization or activity, labor dispute or, to the knowledge of the Company, threatened labor dispute involving any employee; (d) (i) actual or, to the knowledge of the Company, threatened dispute with any customer or supplier, (ii) actual or, to the knowledge of the Company, threatened loss of business from any customer or supplier or (iii) to the knowledge of the Company, any event or circumstance which could reasonably be expected to result in any such dispute or loss of business, where such dispute or loss of business would be reasonably likely (individually or in the aggregate) to have a Material Adverse Effect; (e) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts or in the payment of payables, debts and other liabilities associated with any customer accounts; (f) sale, assignment or transfer of any of the assets thereof, except in the ordinary course of business, consistent with past practice; (g) issuance of any shares of stock or other equity interest, bonds or other corporate securities or debt instruments, granting of any options, warrants or other rights calling for the issuance thereof, or borrowing any funds (except current borrowings in the ordinary course of business pursuant to existing credit arrangements); (h) cancellation of any debts or waivers of any claims or rights of substantial value; (i) agreements or commitments for capital expenditures in excess of $50,000 (individually or in the aggregate); (j) making or permitting of any amendment or termination of any Contract except in the ordinary course of business (such ordinary course to include, without limitation, any renewal of an otherwise expiring Contract); (k) change in any method of accounting or accounting principles; (l) write-offs as uncollectible of any notes or accounts receivable, except in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, are material; (m) increase in the compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any salesman, distributor, agent or employee; (n) accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee; (o) direct or indirect payment of any severance or termination pay to any officer or employee in excess of two (2) months' salary; (p) creation of any Liens with respect to any assets; (q) agreements or contracts entered into other than in the ordinary course of business or otherwise requiring the payment by the Company of $50,000 (individually or in the aggregate) or more with the exception of purchase orders entered into in the ordinary course of business and consistent with past practices of the Company and; or (r) agreement or commitment to do any of the foregoing.

3.07   Accounts Receivable. Each account receivable of the Company and each of its Subsidiaries which is reflected in the Current Balance Sheet, and each account receivable of the Company which has arisen since the date of the Current Balance Sheet (the “Current Balance Sheet Date”) is valid and shall have arisen only from bona fide arms-length transactions in the ordinary course of the business. To the Company’s knowledge, there are no facts or circumstances generally which would be reasonably likely to result in any material increase in the uncollectibility of its accounts receivable, as a class. All accounts receivable are fully and correctly reflected on the Financial Statements or, with respect to accounts receivable arising after the Current Balance Sheet Date, on the books and records of the Company, in each case, except as set forth on Schedule 3.07 hereto, in accordance with GAAP. No basis exists for the assertion of any counterclaim or set-off or the repayment of any accounts receivable or payments heretofore received by the Company. Schedule 3.07 hereto accurately sets forth the amount of all commissions paid or due, and to whom paid or due, with respect to all accounts receivable by the Company and each of its Subsidiaries as of the date hereof.

3.08   No Dividends, Loans, etc. (a) Except as set forth on Schedule 3.08(a) hereto, subsequent to October 31, 2005, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividend (whether in cash, in property or otherwise) or made any other distribution of any kind in respect of its Interests or any other equity security, and neither the Company nor any of its Subsidiaries has any obligation (contingent or otherwise) to pay any dividends or make any other distribution of any kind, or (ii) purchased, redeemed or otherwise acquired or disposed of or issued any Interests or other equity securities or any notes, bonds or other securities of any kind and has no obligation (contingent or otherwise) to do any of the foregoing. Except as set forth on Schedule 3.08(a), the Company and/or its relevant Subsidiary has paid on a timely basis (i) all amounts due and payable under Company Indebtedness, leases and all other contractual obligations and (ii) all other amounts due and payable to any Persons. Except as set forth on Schedule 3.08(a), neither the Company nor any of its Subsidiaries has any outstanding loans or advances to any Stockholder or to any family member of any Stockholder, or to any Affiliate of any Stockholder.

(b)  Except as set forth on Schedule 3.08(b) hereto, no Company Indebtedness exists, and immediately after giving effect to the purchase and sale of the Interests contemplated hereby, all Company Indebtedness set forth on Schedule 3.08(b) and all Liens relating thereto shall be repaid in full and terminated.

(c)  Except as set forth on any of Schedule 3.06, Schedule 3.08(a) or Schedule 3.08(c), since September 1, 2005, neither the Company nor any of its Subsidiaries has made any payment or other disbursement of funds (whether by cash, check, electronic transfer or any other means) for any purpose whatsoever other than those made in the ordinary course of business, consistent with past practice. Attached as Annex 1 to Schedule 3.08(c) is a true, complete and correct listing of every payment or other disbursement of funds (whether by cash, check, electronic transfer or any other means) for any purpose whatsoever made by the Company or any of its Subsidiaries since September 1, 2005, except those for less than $5,000 individually and $15,000 in the aggregate.

3.09   Real Property Owned or Leased. (a) A list and description of all real property leased to the Company or any of its Subsidiaries is set forth on Schedule 3.09 hereto (the “Real Property”). Neither the Company nor any of its Subsidiaries owns any real property. All such leased Real Property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company (or its relevant Subsidiary). True and complete copies of all such leases, together with any amendments thereto, have been made available to the Purchaser. To the knowledge of the Company, there is no default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to on Schedule 3.09 hereto. Neither the Company, any of its Subsidiaries nor any of the Stockholders has received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

(b)  (i)Neither the Company, any of its Subsidiaries nor any of the Stockholders has received any written notice of, and, to the knowledge of the Company there is no violation of any laws, rules, regulations, codes, guidelines or ordinances relating to the Real Property or requesting or requiring the performance of any repairs, alterations or other work in order so to comply.

(ii)  Neither the Company, any of its Subsidiaries nor any of the Stockholders has received any written notice of, and, to the knowledge of the Company there is no currently proposed or pending assessment for public improvements or of any condemnation, taking by eminent domain, Crown expropriation or similar proceedings with respect to any portion of the Real Property.

(iii)  To the knowledge of the Company, the buildings and other improvements constituting a part of the Real Property have no structural, roof or other defects and such buildings and improvements (including, without limitation, all plumbing, heating, electrical, air conditioning, ventilation and other mechanical systems and equipment) are in good working order, condition and repair, normal wear and tear excepted.

(iv)  The uses to which the Company and its Subsidiaries put the Real Property conform in all material respects with all applicable laws, rules, ordinances, regulations and all applicable agreements to which the Company or any such Subsidiary is a party or by which the Real Property is subject to or bound, including, without limitation, those relating to zoning, environmental, health and safety standards and the rules and regulations relating thereto.

3.10   Title to Assets; Condition of Property. (a) The Company and its Subsidiaries (as the case may be) have good, valid and marketable title to all of their respective properties and assets, real, personal and mixed, tangible and intangible, including, without limitation, the properties and assets reflected in the Current Balance Sheet (except for assets leased under leases set forth on Schedules 3.08, 3.09 or 3.13 hereto, and except for accounts receivable collected since the Current Balance Sheet Date in the ordinary course of business consistent with past practices), free and clear of all Liens except Liens arising under Company Indebtedness and those listed on Schedule 3.10(a) hereto and described thereon or Liens disclosed in the Financial Statements; provided, that notwithstanding the foregoing, the Company has good, valid and marketable title to all of the outstanding shares of stock of its Subsidiary, free and clear of all Liens. Except with respect to assets leased pursuant to valid leases set forth on Schedules 3.08(b) or 3.13 hereto, the Company or its Subsidiaries owns all the tangible properties and assets located at or on the Real Property and owns all of the tangible properties and assets necessary for the conduct of the Business as currently conducted.

(b)  All of the assets and properties (including, without limitation, all equipment and the improvements, fixtures and appurtenances on or to the Real Property) owned or leased by the Company or any of its Subsidiaries pursuant to written leases set forth on any of Schedules 3.09 or 3.13 hereto are in good operating condition and repair, normal wear and tear excepted, and have been maintained and serviced in accordance with the prudent conduct of business, are suitable for the purposes for which they presently are being used and constitute all of the assets and properties used in the operations of, and necessary to operate, the Business as conducted on the date hereof. None of the assets or properties owned or leased by the Company or any of its Subsidiaries (or uses to which they are put) fails to conform in any material respect with any applicable agreement, law, ordinance or regulation.

3.11   Taxes. (a) Except as set forth on Schedule 3.11 hereto, the Company and each of its Subsidiaries have filed or caused to be filed on a timely basis all federal, state, provincial, local, foreign and other tax returns, forms, statements, reports and declarations (collectively, “Tax Returns”) required to be filed by such Persons and have paid all federal, state, provincial, local, foreign and other taxes, including, but not limited to, income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers’ compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (collectively, “Taxes”), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). All Tax Returns filed by or on behalf of the Company or any of its Subsidiaries are complete and correct in all material respects and were prepared in material compliance with all applicable laws and regulations.

(b)  Except as set forth on Schedule 3.11, (i) no penalties or other charges are, or will become, due with respect to the late filing of any Tax Return, and (ii) neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 3.11, there are no Liens for Taxes (other than for Taxes not yet due and payable) on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.11, no deficiency in Taxes of the Company or any of its Subsidiaries for any period has been asserted by any taxing authority which remains unpaid at the date hereof.

(c)  Except as set forth on Schedule 3.11, there is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of the Company, threatened in respect of any Taxes for which Company or any of its Subsidiaries is or may become liable, nor (except as set forth on Schedule 3.11) has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of the Company, threatened. Except as set forth on Schedule 3.11, no written inquiries or notices have been received by the Company or any of its Subsidiaries or any Stockholder from a taxing authority with respect to possible claims for Taxes imposed on the Company or any of its Subsidiaries which have not been resolved prior to the date hereof, and neither the Company nor any Stockholder has any reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. There are no assessments relating to the Company’s or any of its Subsidiaries’ Tax Returns pending or (to the knowledge of the Company) threatened.

(d)  No claim has ever been made by a taxing authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation in that jurisdiction. The Company has made available to the Purchaser accurate and complete copies of the federal, provincial and state income (or franchise) Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for the past five years. Except as set forth on Schedule 3.11, neither the Company nor any of its Subsidiaries is, or has ever been, the common parent or a member of any affiliated group of corporations filing a consolidated federal income Tax Return, or is a party to any Tax sharing agreement or is otherwise liable for the Taxes of any third party.

(e)  Except as set forth on Schedule 3.11(e) hereto, the accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Company and each of its Subsidiaries as of the close of the periods covered by the Financial Statements. Adequate accruals and reserves have been made in the Financial Statements and the books and records of the Company for the payment of all unpaid federal, state, provincial, foreign, local and other Taxes of the Company and each of its Subsidiaries for all periods through the respective dates thereof and through the Closing Date, whether or not yet due and payable and whether or not disputed by the Company or any of its Subsidiaries, and, to the knowledge of the Company, nothing has occurred subsequent to the dates of such Financial Statements or such accruals or reserves in such books and records which make such accruals and reserves reasonably likely to be inadequate.

(f)  Except as set forth on Schedule 3.11, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(g)  Except as set forth on Schedule 3.11, the Company and each of its Subsidiaries are in compliance, and at all times have been in compliance, with all applicable laws, rules and regulations relating to the withholding of Taxes and have collected or withheld and paid over, within the time prescribed under any applicable law, to the proper Governmental Authority all amounts required to be so collected or withheld and paid over for all periods up to (but not including) the Closing Date under all applicable laws to the extent such amounts are required to be paid before such date.

3.12   Compliance with Applicable Law; Permits; Authorizations.

(a)  General. Neither the Company nor any of its Subsidiaries is in default under, nor has it failed to comply with or is otherwise in violation (i) in any material respect of any material law, statute, ordinance, regulation, rule, policy, instrument, code, directive, guideline or any order, judgment or decree of any court or other Governmental Authority or (ii) any provision of such Person’s articles of incorporation, bylaws or similar documents. To the knowledge of the Company, there is no basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Neither the Company, any of its Subsidiaries nor any of the Stockholders has received any notification (written or otherwise) of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

(b)  Permits. Set forth on Schedule 3.12(b) hereto, is a complete and accurate list of all permits, licenses, approvals, franchises, appointments, notices and authorizations issued by any Governmental Authority (collectively, the “Permits”), held by the Company or any of its Subsidiaries. The Permits set forth on Schedule 3.12(b) hereto are all the Permits required for the lawful conduct of the Business as conducted on the date of this Agreement. All the Permits set forth on Schedule 3.12(b) hereto are in full force and effect and neither the Company nor any of its Subsidiaries has engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of the Company, threatened. There are no existing defaults or events of default or events or states of fact which with notice or lapse of time or both would constitute a default by the Company or any of its Subsidiaries. The consummation of the purchase and sale of the Interests contemplated hereby shall not constitute a violation or default under, result in the termination of, or otherwise impair the Company’s (or any of its Subsidiaries’) rights under, any Permit.

(c)  Environmental. The Company and each of its Subsidiaries are in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws, or in any plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder to which it is subject.

3.13   Contractual and Other Obligations; Customers and Suppliers. (a) Set forth on Schedule 3.13(a) hereto (collectively, the “Contracts”) is a correct and complete list of all (written and oral) contracts, agreements, licenses, leases, guarantees and other documents to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of the assets or properties of the Company or any of it Subsidiaries is subject to or bound including, without limitation, all amendments thereto, which:

(i)  relate to the employment of any Person by the Company or any of its Subsidiaries, which is not cancelable by the Company or such Subsidiary without penalty or other financial obligation within 60 days (other than pursuant to applicable Laws and Regulations, or any bonus, deferred compensation, pension, profit sharing, equity option, employee equity purchase, retirement or other employee benefit plan;

(ii)  contain restrictions with respect to payment of dividends or any other distribution in respect of the Company’s or any of its Subsidiaries’ securities;

(iii)  relate to capital expenditures, other than contracts, agreements or commitments not exceeding $50,000 individually or in the aggregate;

(iv)  relate to or evidence any loan or other indebtedness (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel allowances and other reasonable business expenses to its employees), or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(v)  relate to or evidence any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collec-tion in the ordinary course of business);

(vi)  are with customers or clients of the Business pursuant to which (on an individual basis) the Company or any of its Subsidiaries received revenue during the 12-month period ended on November 30, 2004 or the 12-month period ended on November 30, 2005;

(vii)  are with any Governmental Authority;

(viii)  are management service, consulting or any other similar type contracts (includ-ing any employee lease or outsourcing arrangement) pursuant to which the Company or any of its Subsidiaries is the “client” or the party being counseled;

(ix)  relate to the purchase, sale, lease or disposal of any assets, shares or other securities of the Company, other than inventory in the ordinary course of business;

(x)  are (other than as set forth in item (i) above) between the Company or any of its Subsidiaries and any of its or their Affiliates or Stockholders or are material contracts with employees (including any officer, director, agent or consultant);

(xi)  which (other than as set forth in clauses (i) - (x), above) involve annual base payments by or to the Company or any of its Subsidiaries of $50,000 or more and is not cancelable without penalty within 30 days; or

(xii)  are otherwise material to the Company or any of its Subsidiaries.

(b)  Except as set forth on Schedule 3.13(b), neither the Company nor any of its Subsidiaries is in default under any Contract and no claim of such a default has been made, and no event has occurred which with the giving of notice or the lapse of time or both would constitute such default under any Contract. To the knowledge of the Company, no other party to any Contract is in default thereunder. Other than the Company Indebtedness, each of the Contracts has been entered into in the ordinary course of business and is at arms’ length. The Company has made available to the Purchaser true and complete copies of each written, and true and complete written descriptions of each oral, Contract. Each of the Contracts is in full force and effect and is a legal, valid and binding obligation of the Company or the applicable Subsidiary thereof and (to the knowledge of the Company) each other party thereto. The Company or the applicable Subsidiary thereof is a party to each Contract either directly or through a legal, valid and effective assignment which has been entered into in accordance with the terms of such Contract and which (to the knowledge of the Company) is binding and enforceable against the assignor and each other party to each such Contract.

(c)  There have been no terminations, cancellations, limitations or material modifications and there exists no actual or, to the knowledge of the Company, threatened, facts which might reasonably be anticipated to result in a termination, cancellation or limitation of, or any material modification or change in, the business relationships of the Company or any of its Subsidiaries with any of the ten largest customers of the Company and its Subsidiaries (taken as a whole) in the conduct of the Business (measured by dollar volume of revenue received by the Company and its Subsidiaries) during the 12-month period ended October 31, 2005 or with any of the ten largest suppliers of the Company any its Subsidiaries (taken as a whole) in the conduct of the Business (measured by dollar volume of expenditures by the Company and its Subsidiaries) during the 12-month period ended October 31, 2005, each of which is set forth on Schedule 3.13(c) hereto. Except as set forth on Schedule 3.13(c) hereto, there exists no condition or state of facts or circumstances known to the Company involving customers or suppliers of or to the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect as a result of the consummation of the transactions contemplated by this Agreement.

3.14   Employment and Compensation. Set forth on Schedule 3.14 hereto, with respect to the Company and its Subsidiaries, is a complete and accurate list of (a) all agreements, plans, arrangements or commitments with employees, Stockholders, consultants, independent contractors (other than the Company's tax and legal advisors), sales representatives, agents or any family members of any employee, Stockholder, consultant or agent, with regard to employment, compensation, benefits or perquisites (it being understood and agreed that the disclosure of a company-wide benefit plan shall suffice, and no disclosure of specific claims for medical, dental or other similar benefits need be set forth on such schedule), (b) all full-time and part-time employees and their respective current positions, job categories and salaries (including any bonus and perquisites), service dates and the material terms of their employment and (c) unless otherwise set forth on Schedule 3.15, a list of any plan, program, policy or similar arrangement or agreement maintained by or on behalf of the Company or any of its Subsidiaries that provides benefits to or for the benefit of current or former employees of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.14 hereto, all bonuses heretofore granted to employees have been paid in full to such employees. Except as set forth on Schedule 3.14 hereto, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any liability for severance pay, or transaction fee or similar payment requirements to any Stockholder, employee, sales representative, independent contractor, consultant, distributor agent or Affiliate of the Company or any of its Subsidiaries. Except for the employment contracts listed on Schedule 3.14 hereto, there are no employment contracts which are not terminable on the giving of reasonable notice in accordance with applicable law. The Company and its Subsidiaries have been and are being operated in full compliance with all applicable laws relating to employees. All current assessments under the Workplace Safety and Insurance Act (Ontario) and any similar workers’ compensation legislation in other provinces in relation to the Company or any of its Subsidiaries and all of their respective contractors and subcontractors have been paid or accrued and none of the Company or any of its Subsidiaries has been or is subject to any special or penalty assessment under such legislation which has not been paid.

3.15   Employee Benefit Plans. Schedule 3.15 sets forth a complete and accurate list of all plans with respect to the employees or former employees of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party to or bound by or to which the Company or any of its Subsidiaries sponsors or has an obligation to contribute relating to retirement savings, pensions, bonuses, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, welfare, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plan (the “Employee Plans”). Except as set out in Schedule 3.15:

(a)	The Company and its Subsidiaries have provided the Purchaser with a copy of each Employee Plan and the material documents that support each Employee Plan.

(b)
All Employee Plans are, and have been, established, registered, qualified, administered, maintained, funded and invested in all material respects in accordance with the terms of such Employee Plans including the terms of the material documents that support such Employee Plans, any applicable collective agreement and all applicable laws.

(c)
To the knowledge of the Company or any of its Subsidiaries, no event has occurred respecting any Employee Plan which would result in the revocation of the registration of such Employee Plan or entitle any person (without consent of the Company or any of its Subsidiaries as applicable) to wind up or terminate any Employee Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the Tax status of any such Employee Plan.

(d)
None of the Employee Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by the completion of the transactions contemplated herein.

(e)	There are no unfunded liabilities in respect of any Employee Plan including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.

(f)
None of the Employee Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees and neither the Company nor any of its Subsidiaries is obligated to provide any of the foregoing, except in each case as required by law.

(g)
There is no proceeding, action, suit or claim (other than routine claim for payments of benefits) pending or threatened involving any Employee Plan or its assets and neither the Company nor any of its Subsidiaries has Knowledge of any facts or circumstances that would be reasonably likely to give rise to any such action, suit or claim.

3.16   Labor Relations. Neither of the Company nor any of its Subsidiaries is a party, either directly, voluntarily or by operation of law, to any collective agreement, letter of understanding, letter of intent or other written communication with any bargaining agent, trade union or association which may qualify as a trade union, which would apply to any employees of the Company or any of its Subsidiaries. There are no outstanding or, to the knowledge of the Company, threatened unfair labor practices, complaints or applications of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for employees of the Company or any of its Subsidiaries, and there have not been any such proceedings within the last three years. To the knowledge of the Company, there are no threatened or apparent union organizing activities involving any employees of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has any labor problems that might materially affect the value of the Company or any of its Subsidiaries or lead to an interruption of any of their operations at any location.

3.17   Insurance. The Company and each of its Subsidiaries maintains insurance policies covering all of their respective assets and properties (including, without limitation, all of the Real Property) in such amounts and with respect to such occurrences which may arise in connection with the operation of the Business as are reasonable for prudent owners of comparable assets. Such policies are in full force and effect, all premiums due thereon have been paid in full and the Company or the relevant Subsidiary thereof has complied in all material respects with the provisions of such policies. A complete and accurate list of all insurance policies of the Company and its Subsidiaries is set forth on Schedule 3.17 hereto. No such policies will be affected by the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has received any notices (either written or oral) of any pending or threatened termination or material premium increases with respect to any of such policies. Neither the Company nor any of its Subsidiaries has had any casualty loss or other occurrence which may give rise to any claim of any kind not covered by insurance and, to the knowledge of the Company, there has been no occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company or any of its Subsidiaries for personal injury, property damage or other occurrence of a kind for which liability insurance is generally available which is not fully insured. All claims against the Company and its Subsidiaries covered by insurance have been reported to the insurance carrier on a timely basis and all material claims since January 1, 2003 are listed on Schedule 3.17 hereto.

3.18   Conduct of Business; Allowances. Neither the Company nor any of its Subsidiaries is restricted from conducting the Business or any other business in any manner or location by agreement, court decree or otherwise. Neither the Company nor any of its Subsidiaries has any obligation outside of the ordinary course of business to make allowances to any customers. The Business is conducted entirely through the Company and its Subsidiaries (and not through any affiliate, partner or any other Person) and the Company conducts no business other than the Business.

3.19   Intellectual Property. (a) Set forth on Schedule 3.19(a) hereto is a list and brief description of (i) all patents, trademarks, service marks, trade names, registered copyrights, internet domain names, domain name reservations or registrations, software and any application for any of the foregoing (including details of all due dates for further filings, maintenance, payments or other actions falling due in respect of any of the foregoing within twelve (12) months of the date hereof, which dates are accurate and complete) of any kind in which the Company or any of its Subsidiaries has any interest or which is otherwise used in or relates to the Company's or any of its Subsidiaries’ conduct of the Business (collectively, the “Proprietary Rights”) and (ii) all licenses and agreements pursuant to which the Company or any of its Subsidiaries is granted or grants any rights with respect to the Proprietary Rights or which otherwise relate thereto (the “Proprietary Licenses,” and the Proprietary Rights that are not the subject of the Proprietary Licenses, the "Owned Proprietary Rights"). The Company or its Subsidiaries either (A) own all unencumbered right, title and interest in and to, or (B) has the right to use, as used in the conduct of the Business on the date hereof (free and clear of all Liens and restrictions (other than restrictions described in the agreements set forth on Schedule 3.19(a)), pursuant to the Proprietary Licenses, all of the Proprietary Rights. The Proprietary Rights are all proprietary and intellectual property rights necessary to the conduct of the Business as currently conducted and as proposed to be conducted as of the date hereof. No adverse claims have been made and no dispute has arisen with respect to any of the Owned Proprietary Rights or (to the knowledge of the Company) the Proprietary Licenses. The operation of the Company and it Subsidiaries and the use (currently or as proposed to be used as of the date hereof) by the Company and its Subsidiaries of the Owned Proprietary Rights or (to the knowledge of the Company) the Proprietary Licenses do not involve infringement of any patent, trademark, service mark, trade name, copyright, trade secret, agreement, license or other proprietary right. Neither the Company, any of its Subsidiaries nor any of the Stockholders has received any notice (oral or written) or has any knowledge of any claimed conflict with respect to any of the foregoing, nor to the knowledge of the Company is there any claim or assertion that any of the foregoing Proprietary Rights are invalid or defective in any way or are there any facts or prior act upon which such a claim or assertion could be based. None of the Owned Proprietary Rights or (to the knowledge of the Company) the Proprietary Licenses are subject to any order, action or proceeding that restricts, or is reasonably likely to restrict in any manner, the use transfer, licensing or validity of such Proprietary Right.

(b)  The Company or its relevant Subsidiary has entered into proprietary rights and invention assignment agreements with all current employees of the Company or its Subsidiaries and all current consultants and contractors who are performing or have performed services on behalf of the Company or any of its Subsidiaries relating to the development or enhancement of the Company’s information systems, in the form attached hereto as Exhibit B. The Company has taken all actions that are customary and reasonable in its industry to protect the confidentiality of all trade secrets and confidential information (including, without limitation, know-how, specifications, financial and business plans) comprising the Proprietary Rights. To the knowledge of the Company, no Person has interfered with, infringed upon, misappropriated or violated any of the Proprietary Rights. Neither the Owned Proprietary Rights, nor (to the knowledge of the Company) the Proprietary Licenses are subject to any order, action or proceeding that restricts, or is reasonably expected to restrict in any manner, the use, transfer, licensing or validity of any such Proprietary Right.

(c)  Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will in any way affect the continuation, validity or effectiveness of any Proprietary Rights or any contract, agreement, license or other right referred to on Schedule 3.19(a) hereto or require the consent, waiver, approval, authorization of, notice to, or designation, registration, declaration or filing with, any party or third party in respect of any such Proprietary Rights, contract, agreement, license or other right, except for the consents, waivers, approvals and filings set forth on Schedule 3.19(c) which are necessary or appropriate to file with Governmental Authorities in order to evidence a transfer or assignment.

(d)  Except for commercially available software and equipment which are the subject of typical “shrink wrap” or “off-the-shelf” provisions and as set forth in Schedule 3.19(d) hereto, neither the Company nor any of its Subsidiaries owes any royalties or other payments to third parties in respect of Proprietary Rights.

3.20   Power of Attorney; Bank Accounts. Except as set forth on Schedule 3.20 hereto, neither the Company nor any of its Subsidiaries has granted any power of attorney (revocable or irrevocable) to any Person for any purpose whatsoever. Set forth on Schedule 3.20 hereto is a complete and accurate list of (i) the name of each institution in which the Company or any of its Subsidiaries has a bank account, securities account, safe-deposit box, lockbox account or any other account, the title and number of such accounts and the names of all Persons authorized to draw thereon or have access thereto and (ii) all marketable securities and all other notes or other obligations evidenced by written instruments and attributable to, or utilized in, any aspect of the Business and reflected in the Financial Statements or thereafter acquired by the Company or any of its Subsidiaries.

3.21   Books and Records. The books and records of the Company and its Subsidiaries are complete and correct in all material respects. The financial books and records of the Company and its Subsidiaries have been maintained in accordance with GAAP consistently applied and accurately reflect, in all material respects, the basis for the financial position and results of operations of the Company and its Subsidiaries set forth in the Financial Statements. True and complete copies of all of such books and records have been made available for inspection by the Purchaser and its representatives.

3.22   Litigation; Disputes. (a) Except as set forth on Schedule 3.22 hereto, there are no claims, disputes, actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, the Business, the transactions contemplated hereby, any of the Real Property or any of the other properties or assets of the Company or any of its Subsidiaries (including Proprietary Rights), or in respect of any Environmental Claim. None of the matters set forth on Schedule 3.22 hereto could (individually or in the aggregate), if adversely determined against the Company or any of its Subsidiaries, have a Material Adverse Effect. To the knowledge of the Company, there is no reasonable basis for any such claim, dispute, action, suit, investigation or proceeding. Neither the Company nor any of its Subsidiaries is in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority.

(b)  Neither the Company nor any of its Subsidiaries is currently involved in and, to the knowledge of the Company, does not reasonably anticipate any dispute with any of its current or former employees, agents, brokers, distributors, vendors, customers, business consultants, franchisees, franchisors, representatives or independent contractors (or any current or former employees of any of the foregoing Persons) affecting the Company or any of its Subsidiaries.

3.23   No Warranties or Indemnities. Except as set forth on Schedule 3.23 hereto, there are no express warranties or indemnities, written or oral, made by the Company, any of its Subsidiaries or any of their respective officers, employees, agents or representatives with respect to the services or products of the Company or any of its Subsidiaries other than as set forth in its Contracts.

3.24   Insider Interests; Intercompany Transactions. Except as disclosed on Schedule 3.24 hereto, no present or former Stockholder, principal, officer, director, employee or Affiliate of the Company or any of its Subsidiaries or any immediate or other family member of any such person or any Person in which any such person is an officer, director, principal, partner, member or stockholder (other than as a stockholder of companies in which any such Persons hold less than 2% of the publicly traded equity securities of a company) (a) is presently a party to any transaction or arrangement with the Company or any of its Subsidiaries (other than for services as officers, managers or employees of the Company or a Subsidiary thereof in the ordinary course of business consistent with past practices), (b) owns any interest in any of the assets or properties of the Company or any of its Subsidiaries, (c) owns any interest in, controls or is an employee, officer, director or agent of, or consultant to any other entity which is a competitor, supplier, customer, vendor, landlord or tenant of the Company or any of its Subsidiaries or (d) is indebted or liable to, owns any interest in, or owns, holds or has guaranteed any obligation or debt of the Company or any of its Subsidiaries.

3.25   Disclosure. No representation or warranty made under this Agreement (including the Exhibits and Schedules hereto) or any certificate or other document delivered by the Company or any of the Stockholders or any representative thereof pursuant hereto, and none of the information furnished by the Company or any of the Stockholders set forth herein, including the Exhibits or Schedules hereto, or in any document delivered or made available by the Company, any of the Stockholder or any representative thereof to the Purchaser or any representative of the Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.26   Investment Canada Act. The value of the assets of the Company, together with all other entities in Canada, the control of which is being acquired directly or indirectly, calculated in the manner proscribed by the Investment Canada Act, is less than $5,000,000. None of such Persons (i) engages in the production of uranium or owns an interest in a uranium-producing property in Canada, (ii) provides a financial service (as such term is defined in the Investment Canada Act), (iii) provides any transportation service (as such term is defined in the Investment Canada Act) or (iv) is a cultural business (as such term is defined in the Investment Canada Act).

3.27   Value of Assets and Revenues in Canada and the United States. The Company, together with entities controlled by the Company does not have (i) assets with an aggregate value greater than $50,000,000 or (ii) annual gross revenues from Sales in or from Canada with an aggregate value greater than $50,000,000, in each case determined in accordance with the Notifiable Transaction Regulations promulgated under the Competition Act (Canada).

The Company, together with its entities it controls (as defined in the regulations promulgated under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), has neither (i) assets located in the United States with an aggregate fair market value of more than US$53,100,000, nor (ii) aggregate sales in or into the United States of more than US$53,100,000 million, as shown on its most recent fiscal year’s consolidated financial statements prior to Closing.

3.28  Advisors. Except as set forth on Schedule 8.03, no broker, finder, agent or similar intermediary, accountant, attorney or other advisor as acted for or on behalf of any of the Sellers, the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and none of the foregoing is entitled to any fee, commission or other payment in connection therewith.

SECTION IV.

REPRESENTATIONS AND
WARRANTIES OF THE STOCKHOLDERS

Each of the Stockholders, severally and not jointly, hereby represents and warrants to the Purchaser, as of the date hereof, that:

4.01   Authority. The execution and delivery by such Stockholder of this Agreement and each other instrument or document required to be executed and delivered by such Stockholder pursuant hereto, the performance by such Stockholder of its covenants and agreements hereunder and thereunder have been duly authorized by all necessary corporate, limited liability, partnership or similar action. This Agreement and each other instrument or document required to be executed and delivered by such Stockholder pursuant hereto constitutes a valid and legally binding obligation of such Stockholder, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights).

4.02   Ownership of Interests. Such Stockholder owns all of the Interests set forth opposite such Stockholder’s name on Schedule 3.04 hereto, which Interests (i) represent all of the issued and outstanding stock and any other equity interests (and securities convertible into or exchangeable for stock or other equity interests of the Company) of the Company owned (beneficially or of record) by such Stockholder and (ii) are owned by such Stockholder free and clear of all Liens (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of the Interests). Subject to the Stockholders Agreement, such Stockholder has the unrestricted right to transfer the Interests owned by such Stockholder to the Purchaser and, upon transfer of such Interests to the Purchaser hereunder, the Purchaser will acquire good, valid and marketable title to such Interests, free and clear of all Liens.

4.03   No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by such Stockholder pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby by such Stockholder, (a) violates or will violate (i) any provision of articles of incorporation or bylaws of such Stockholder or (ii) any statute, ordinance, regulation, rule, policy, instrument, code, directive, guideline, order, judgment or decree of any court or other Governmental Authority or any Permit, or (b) conflicts with or will conflict with or results in or will result in any breach or modification of any of the terms of or constitutes or will constitute a default under or results in or will result in the termination of or the creation of any Lien, acceleration right or other right pursuant to the terms of any contract, agreement, arrangement or Permit, or will in any way affect the continuation, validity or effectiveness thereof. Except as set forth on Schedule 4.03 hereto, no consents, approvals or authorizations of, or designations, registrations, declarations or filings with or notices to, any Governmental Authority or any other Person are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by such Stockholder pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

4.04   Adequate Opportunity to Review; No Duress. Such Stockholder has been given the opportunity to ask questions of, and receive answers from, the Company concerning the business and financial affairs of the Company. Such Stockholder is represented by legal counsel in connection with the transactions contemplated under this Agreement, and has had the opportunity to ask questions of, and receive answers from, such legal counsel. Such Stockholder has had adequate opportunity to review this Agreement and the other documents contemplated herein. Such Stockholder understands the material terms and conditions set forth in this Agreement and the other documents contemplated herein. Such Stockholder is entering into this Agreement willingly, voluntarily and without duress.

SECTION V.

REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company and the Stockholders, as of the date hereof, that:

5.01   Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to purchase the Interests.

5.02   Authority. The execution and delivery by the Purchaser of this Agreement and each other instrument or document required to be executed and delivered by the Purchaser pursuant hereto, the performance by the Purchaser of its covenants and agreements hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and each other instrument or document required to be executed and delivered by the Purchaser pursuant hereto constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights).

5.03   No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Purchaser pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby by the Purchaser, (a) violates or will violate (i) any provision of articles of incorporation or bylaws of the Purchaser or (ii) any statute, ordinance, regulation, rule, policy, instrument, code, directive, guideline, order, judgment or decree of any court or other Governmental Authority or any Permit, or (b) conflicts with or will conflict with or results in or will result in any breach or modification of any of the terms of or constitutes or will constitute a default under or results in or will result in the termination of or the creation of any Lien, acceleration right or other right pursuant to the terms of any contract, agreement, arrangement or Permit, or will in any way affect the continuation, validity or effectiveness thereof. Except as set forth on Schedule 5.03 hereto, no consents, approvals or authorizations of, or designations, registrations, declarations or filings with or notices to, any Governmental Authority or any other Person are required in connection with the execution and delivery of this Agreement or any other instrument or document required to be executed and delivered by the Purchaser pursuant hereto, or the consummation of the transactions contemplated hereby or thereby.

5.04   Investment Purpose. The Purchaser is acquiring the Interests solely for the purpose of investment and not with a view to, or for offer of sale in connection with, any distribution thereof, without prejudice, however to its right at all times to sell or otherwise dispose of all or any part of the Interests. The Purchaser acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and represents and warrants that Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act.

5.05   Value of Assets and Revenues in Canada. The Purchaser, together with its affiliates (as defined in the Competition Act (Canada)), has assets in Canada with an aggregate value of less than $350,000,000 and annual gross revenues in, from and into Canada with an aggregate value of less than $350,000,000, in each case determined in accordance with the Notifiable Transaction Regulations promulgated under the Competition Act (Canada).

SECTION VI.

COVENANTS OF THE STOCKHOLDERS,
THE COMPANY AND THE PURCHASER

6.01   Publicity. Each Stockholder, on the one hand, and the Purchaser, on the other hand, covenants and agrees that any and all publicity (whether written or oral) and notices to third parties concerning the sale of the Interests and other transactions contemplated by this Agreement shall be subject to the prior written approval of the other party; provided, however, that (a) either party, but only after reasonable consultation with the other including using commercially reasonable efforts to enable the other party to review and comment on all such disclosures prior to the making thereof, may make disclosure if required under applicable law, and (b) following the consummation of the transaction contemplated by this Agreement, a mutually agreed upon press release may be made.

6.02   Confidential Information. Each Stockholder acknowledges that after the Closing the Purchaser and the Company could be irreparably damaged if the Stockholders’ knowledge of confidential information regarding the Company or the Business were disclosed to or utilized on behalf of any Person other than the Purchaser or its Affiliates, and each of the Stockholders covenants and agrees that it will not, following the Closing Date, without the prior written consent of the Purchaser, disclose (or permit to be disclosed) or use in any way any such confidential information, unless (i) after reasonable notice is provided of such to the Purchaser, such Stockholder is compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, (ii) such confidential information is available to the public through no fault of such Stockholder, or (iii) such confidential information becomes available to such Stockholder from a third party who is under no confidential or fiduciary obligation to the Purchaser or the Company with respect to such confidential information.

6.03   Taxes. Except for the Taxes comprising the Accepted Liability Amount, the Purchaser will not assume or otherwise become liable for any Taxes with respect to any period ending on or prior to the Closing Date or arising out of the transactions contemplated by this Agreement and the Stockholders will (severally in accordance with their respective Percentage Interests) indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all damages with respect thereto.

6.04   Non-Assertion of Claims. Each of the Stockholders hereby covenants and agrees that from and after the Closing Date neither they nor any of their respective Affiliates shall commence or assert any action, cause of action or claim of any kind against the Company or the Purchaser to the effect that the ownership or use of any of the Company’s properties and assets (including, without limitation, any of the intellectual property or Proprietary Rights used in the conduct of the Business, as conducted on the Closing Date) or the conduct of the Business following the Closing infringes on any patent, know-how, technology or any other confidential information or other proprietary right of any kind of any of the Stockholders or any of their respective Affiliates.

6.05   Non-Solicitation Agreements. (a) The Company and each Stockholder acknowledge that (i) the Purchaser would not have entered into this Agreement but for the agreements and covenants contained in this Section 6.06 (collectively, the “Restrictive Covenants”) and (ii) the agreements and covenants contained in this Section 6.06 are essential to protect the business and goodwill of the Company. To induce the Purchaser to enter into this Agreement, each Stockholder (severally, and not jointly) hereby covenants and agrees that during the period commencing on the date hereof and ending on the date that is two years from the Closing Date such Stockholder shall not (and shall cause its Affiliates not to), (x) directly or indirectly, solicit or encourage any employee to leave the employment of the Purchaser or any of its Affiliates (including the Company) or (y) hire any employee who has left the employment of the Purchaser or any of its Affiliates (including the Company).

(b)  If any Stockholder (or Affiliate thereof) breaches, or threatens to commit a breach of, any of the provisions of this Section 6.06 hereof, the Purchaser shall be entitled to right and remedy of having the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide adequate remedy to the Purchaser. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser under law or in equity, including the right and remedy to require the relevant Stockholder to account for and pay over to the Purchaser all payments, profits, monies, accruals, increments or other benefits derived or received by it as the result of any transactions constituting a breach of any of the Restrictive Covenants.

6.06   Benefit Plans. Notwithstanding the foregoing, the Purchaser agrees to provide any person who is an employee (i) of the Company immediately prior to the Closing and (ii) of the Company, the Purchaser or another Affiliate thereof after the Closing with comparable benefits to what they received immediately prior to the Closing. Nothing herein shall in any way limit the rights of the Purchaser or the Company with respect to the termination of employment of any employee of the Company or the adoption, modification or termination of any compensation, incentive or benefit program.

6.07   Escrow Agreement. Each of the Stockholders and the Purchaser hereby acknowledge that the covenants and agreements set forth in the Escrow Agreement are binding upon such Person to the same extent that they would be binding if set forth in this Agreement. Each such Person hereby covenants and agrees to abide by the covenants and agreements made by it in the Escrow Agreement as though each such covenant and agreement was set forth in this Agreement.

6.08   D&O Insurance. The Company will provide tail coverage for six years following the Closing for current and former officers and directors of the Company.

SECTION VII.

CLOSING

7.01   Time and Place of Closing. The closing of the purchase and sale of the Interests (the “Closing”) shall be held at 10:00 A.M. at the offices of Torys LLP, 237 Park Avenue, New York, New York on the date hereof (the “Closing Date”).

7.02   Delivery of Interests. Delivery of the Interests shall be made by each of the Stockholders to the Purchaser at the Closing by delivering one or more original certificates in negotiable form, representing the Interests. Each such certificate evidencing the Interests shall be accompanied by stock transfer powers duly executed in blank.

SECTION VIII.

CONDITIONS TO THE STOCKHOLDERS’ OBLIGATION TO CLOSE

The obligations of each of the Stockholders to sell the Interests and for each of them to otherwise consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Stockholders in its sole discretion:

8.01   No Litigation. No action, suit or proceeding against the Company, any of the Stockholders or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement including, without limitation, any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened in writing.

8.02   Covenants/Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the date of the Closing shall have been duly complied with and performed in all material respects, and on the date of the Closing, the Purchaser shall deliver to the Stockholders a certificate dated the date of the Closing to such effect.

8.03   Related Transactions. Immediately prior to, or simultaneously with, the Closing, the transactions described on the Funds Flow Memorandum, dated the date hereof, among the parties hereto (and others) (the “Funds Flow Memorandum”) shall be effected.

8.04   Purchase Price. The Purchaser shall have delivered the Purchase Price to the Stockholders.

8.05   Escrow Agreement. The Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

SECTION IX.

CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE

The obligation of the Purchaser to purchase the Interests and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion:

9.01   No Litigation. No action, suit or proceeding against the Company, any of the Stockholders or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement including, without limitation, any governmental action seeking to delay or enjoin any such transactions, shall be pending or threatened in writing.

9.02   Covenants/Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and each of the Stockholders on or before the date of the Closing shall have been duly complied with and performed in all material respects, and on the date of the Closing, the Company and each of the Stockholders shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

9.03   Related Transactions. Immediately prior to, or simultaneously with, the Closing, the transactions described on the Funds Flow Memorandum shall be effected.

9.04   Secretary’s Certificate. The Company shall have delivered a certificate of the Company’s Secretary as to the incumbency of the officers of the Company executing this Agreement and any other delivered pursuant to this Agreement and certifying as to the (a) resolutions of the Company’s Board of Directors and Stockholders authorizing the execution, delivery and performance of this Agreement and the others contemplated hereby, (b) good standing of the Company, (c) by-laws of the Company and (d) articles of incorporation of the Company, each of which shall be in full force and effect in the form attached to such certificate. The Company’s Subsidiary shall have delivered a certificate of its Secretary as to the incumbency of its officers and certifying as to its (a) good standing, (b) by-laws of the Company and (c) articles of incorporation, each of which shall be in full force and effect in the form attached to such certificate.

9.05   Other Certificates. The Purchaser shall have received such other certificates (including good standing certificates), instruments and other documents, in form and substance satisfactory to the Purchaser and counsel for the Purchaser, as it shall have reasonably requested in connection with the transactions contemplated hereby.

9.06   Opinion of the Company’s Counsel. The Purchaser shall have received an opinion of Gowling Lafleur Henderson LLP, counsel for the Stockholders, addressed to the Purchaser pursuant to the instructions of the Company, dated the date of the Closing and substantially in the form of Exhibit C hereto.

9.07   Sale of All the Interests. All the Interests shall be sold and delivered to the Purchaser (or its designee) at the Closing free and clear of all Liens.

9.08   Resignation. The Company shall have delivered to the Purchaser the resignations of William Jin and Robert McLaughlin as directors of the Company, such resignations to be effective as of the Closing, and the Company shall have granted releases to such resigning directors.

9.09   Employment Agreement Waiver. Ross Jepson shall have executed a waiver or amendment to his employment arrangement in form and substance satisfactory to the Purchaser.

9.10   Escrow Agreement. The Stockholders and the Escrow Agent shall have executed and delivered the Escrow Agreement.

9.11   Certificates. The Purchaser shall have received from each Stockholder certificate(s) issued by the Company representing that Stockholder’s Interest, duly endorsed in blank or with duly executed stock powers attached.

9.12   Outstanding Options. There shall be outstanding no options, warrants or other rights to purchase any shares or other securities of the Company.

9.13   Consents and Approvals. Purchaser, the Company and the Stockholders shall have secured such consents, authorizations and approvals of Government Authorities and of private Persons with respect to the transactions contemplated by this Agreement, as set forth on Schedule 3.03, to the performance of all obligations of such parties hereunder, as may be required by any applicable statute or regulation of the United States, Canada or any country, state, province or other jurisdiction or by any agreement of any kind whatsoever to which the Purchaser, the Company or any Stockholder (or any of their respective assets) is bound.

9.14   Estimated Closing Balance Sheet. The Company shall have delivered the Estimated Closing Balance Sheet, which shall have been prepared in good faith (but with respect to which none of the representations and warranties set forth in Section 3.5 shall apply).

9.15   Payment of the Obligations. The Purchaser and the Stockholders shall have received evidence satisfactory to them that the Priority Liabilities shall have been fully and indefeasibly discharged.

9.16   Conversion. Certain amounts of the Convertible Subordinated Debentures shall have been converted to equity.

9.17   Terminations and Cancellations. The Purchaser shall have received evidence reasonably satisfactory to it that the (i) Shareholders Agreement, (ii) Warrants and (iii) GSA’s shall have been terminated and that the (i) Convertible Secured Subordinated Debentures and (ii) Secured Subordinated Debentures shall have been fully satisfied and cancelled.

SECTION X.

INDEMNIFICATION

10.01   Indemnification by the Stockholders. Subject to the limitations set forth in this Section X, from and after the Closing Date, each of the Stockholders, severally (to the relative extent of their Percentage Interest) and not jointly, shall indemnify and hold harmless each of the Purchaser Indemnified Parties from and against any and all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties in connection with or by reason of (a) the breach by the Company or any of the Stockholders of any of their covenants, agreements or obligations hereunder or under any of the Ancillary Agreements, (b) the breach or inaccuracy of any of the representations or warranties made by the Company or any of the Stockholders herein (including in any Exhibit or Schedule hereto) or, in any Ancillary Agreement (other than those representations and warranties set forth in Section IV hereof, for which indemnification shall only be provided severally (in full, subject to the provisions of Section 10.08) by the breaching Stockholder), (c) the item disclosed on Schedule 3.22(b) and (d) the Special WSIB Liability.

10.02   Indemnification by the Purchaser. Subject to the limitations set forth in this Section X, from and after the Closing Date, the Purchaser shall indemnify and hold harmless each of the Stockholder Indemnified Parties from and against any and all Damages sustained or incurred by any of the Stockholder Indemnified Parties in connection with or by reason of (a) the breach by the Purchaser of any of its covenants, agreements or obligations hereunder or under any of the Ancillary Agreements or (b) the breach or inaccuracy of any of the representations or warranties made by the Purchaser herein or in any of the Ancillary Agreements.

10.03   Procedure for Indemnification. (a) In the event that any Stockholder Indemnified Party, on the one hand, or any Purchaser Indemnified Party, on the other hand, shall sustain or incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section X (each, an “Indemnification Matter”), the party indemnified hereunder (the “Indemnitee”) shall notify the party(ies) providing indemnification (collectively, the “Indemnitor”) by sending written notice, prior to the expiration of the applicable period within which such claim may be made, as set forth in Section 10.06 hereof, to the Indemnitor (each, an “Indemnity Notice”). The Indemnity Notice shall (y) state the aggregate amount of Damages or an estimate thereof, in each case to the extent known or reasonably determinable at such time, and (z) specify in reasonable detail the items of such Damages included in the amount so stated, to the extent reasonably separable, the date each such item was paid or accrued or arose if paid, accrued or known, and the nature of the misrepresentation, breach or claim to which such item is related as well as the subsection of Section 10.01 or Section 10.02 (as the case may be) under which such claim is being made. The delay or failure to so state any of the foregoing information shall not relieve the Indemnitor of any indemnification liability, except to the extent that the ability of the Indemnitor to provide such indemnification is materially prejudiced or materially adversely affected by such delay or failure to provide such information. In the case of an Indemnification Matter involving a third party claim, which, if successful, could result in an indemnity payment hereunder, an Indemnity Notice shall be given promptly after the discovery by an Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to provide such Indemnity Notice shall not relieve the Indemnitor of any indemnification liability except to the extent that the defense of such action is materially prejudiced or materially adversely affected by such delay or failure to notify. The parties hereto hereby acknowledge for all purposes of this Agreement the valid delivery by the Purchaser of a sufficient Indemnity Notice with respect to the Special WSIB Liability and the remittance of funds by or on behalf of the Purchaser or the Company in possible satisfaction thereof shall not compromise any right of any Purchaser Indemnified Party hereunder.

(b)  In the case of third party claims for which indemnification is sought under any provision of this Agreement, the Indemnitee shall give the Indemnitor, a reasonable opportunity (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee (provided such proceedings or negotiations are pursued in a professional and diligent manner), (ii) to take all other reasonable steps or proceedings to settle or defend any such claims, provided that the Indemnitor shall not settle any claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed and (iii) to employ counsel designated by the Indemnitor, which counsel shall not be an employee of the Indemnitor or any Affiliate thereof) and reasonably satisfactory to the Indemnitee to contest any such claim or liability in the name of the Indemnitee or otherwise; provided that the Indemnitor shall not, in connection with any one action or separate, substantially similar or related actions in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (unless the services of local or specialty counsel are warranted) and the Indemnitee shall reasonably cooperate with the Indemnitor in the defense of such claims or proceedings, at the Indemnitor’s expense. Without limiting the generality of the foregoing, the Indemnitee shall furnish the Indemnitor with such documentary or other evidence as is in their possession as may reasonably be requested by the Indemnitor, for the purpose of defending against such claim or proceeding.

The Indemnitor shall, within 30 days of receipt of an Indemnity Notice of such claim (the “Indemnity Notice Period”), give written notice to the Indemnitee of its intention to assume the defense of such claim. If defendants in any action include any Indemnitee and any Indemnitor and any Indemnitee shall have been advised by its counsel that there may be legal defenses available to such Indemnitee which are different from or in addition to those available to any Indemnitor, or if a conflict of interest exists between any Indemnitee and any Indemnitor, then in either case, the Indemnitee shall have the right to employ its own counsel in such action, and, in such event (or in the event that the Indemnitor does not timely assume the defense within the Indemnity Notice Period as provided in the immediately succeeding sentence), the reasonable fees and expenses of the Indemnitee’s counsel shall be borne by the Indemnitor and shall be paid by the Indemnitor from time to time within 30 days of receipt of appropriate invoices therefor. If the Indemnitor does not deliver to the Indemnitee within the Indemnity Notice Period written notice that the Indemnitor shall assume the defense of any such claim or litigation resulting therefrom pursuant to and in accordance with the provisions of this Section X, or if such notice is timely delivered but the Indemnitor shall not pursue such defense in a professional and diligent manner, the Indemnitee may, at the expense of the Indemnitor, defend against any such claim or litigation in such manner as it may deem appropriate but may not settle any such claim or litigation without the prior consent of the Indemnitor which consent shall not be unreasonably withheld or delayed. The costs and expenses of all proceedings, contests or lawsuits and all other Damages sustained or incurred with respect to such claims, proceedings or litigations shall be borne solely by the Indemnitor.

In the event that the Indemnitor does timely assume the defense as provided above, the Indemnitee shall have the right to fully participate in such defense (including, without limitation, with counsel of its choice), at its sole expense (except as otherwise provided in the second sentence of the preceding paragraph), and the Indemnitor shall reasonably cooperate with the Indemnitee in connection with such participation, and in all cases the Indemnitor shall keep the Indemnitee fully informed as to all matters concerning each third party claim and shall promptly notify the Indemnitee in writing of any and all significant developments relating thereto. Within five Business Days after the occurrence of an order or other determination with respect to each third party claim by any court, panel of arbitrator(s) or Governmental Authority having jurisdiction thereof, the Indemnitor shall (subject to Section 10.08 hereof) pay the Indemnitee the amount of Damages sustained or incurred by the Indemnitee which have not theretofore been paid to the Indemnitee as provided above.

(c)  In the event that an Indemnification Matter does not involve a third party claim (a “Direct Claim”) the Indemnitor shall have a period of thirty (30) days after receipt of the Indemnity Notice within which to object thereto by delivery to the Indemnitee of a written notice (the “Objection Notice”). If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor shall be deemed to have rejected the Direct Claim and in such event the Indemnitee may initiate arbitration of the Direct Claim pursuant hereto.

In the event the Indemnitee and Indemnitor agree on a resolution of the dispute set out in the Objection Notice, they shall confirm this resolution in writing and shall thereafter be bound by such resolution.

In the event that the Direct Claim is deemed to have been rejected or that the Indemnitee and Indemnitor are unable to settle any dispute with respect to the Direct Claim within fifteen (15) days after delivery by the Indemnitor of the Objection Notice, the dispute shall forthwith, and in any event within thirty (30) days after the delivery of the Objection Notice or the date on which the Direct Claim is deemed to have been rejected, be referred to a judge of the Superior Court of Ontario for arbitration. The arbitration and the appointment of the arbitrator shall, except to the extent provided for in this Section, be conducted in Toronto, Ontario in accordance with the Arbitrations Act (Ontario). The Indemnitee and Indemnitor shall cooperate in completing any arbitration as expeditiously as possible and the arbitrator may hire such experts as may appear to be appropriate. All of the costs and expenses of the arbitration shall be borne equally by the Indemnitor and Indemnitee. Arbitration under this Section shall be in substitution for and precludes the bringing of any action in any court in connection with any objection made by either Party pursuant to this Section.

The determination of the arbitrator shall be made within thirty (30) days after the date on which the dispute was referred to him or her and the determination of the arbitrator shall be final and binding on each of the Indemnitee and Indemnitor. The Direct Claim shall be paid in accordance with the determination of the arbitrator.

Within five (5) days after resolution by agreement of the Indemnitee and Indemnitor, of the dispute which was the subject of the Objection Notice or, failing such resolution, within five (5) days after the final determination of the arbitration, the Indemnitor shall pay to the Indemnitee the amount of the Direct Claim, if any, as determined as a result of such resolution or final determination, as the case may be.

10.04   Subrogation. It is expressly understood and agreed that no Stockholder shall be entitled to any indemnification, right of contribution or other right of recovery from the Company or any Purchaser Indemnified Party in connection with any claim made by any Purchaser Indemnified Party(ies) against the Stockholders (or any of them) hereunder, all of which are hereby irrevocably and unconditionally waived and released by each of the Stockholders. No Purchaser Indemnified Party shall be required to make any claim against any other Person or to take any other action in order to pursue any claim against the Stockholders(or any of them).

10.05   Validity. The indemnification agreements provided for in this Section IV shall apply notwithstanding any investigation made at any time by or on behalf of any party hereto.

10.06   Time Periods for Indemnifications. The representations and warranties contained in this Agreement or the Ancillary Agreements shall expire on the 18-month anniversary of the Closing; provided, that the representations and warranties contained in (a) Sections 3.11 and 3.15 hereof shall survive the Closing for the applicable statute of limitations related to the respective subject matters thereof and (b) Sections 3.01, 3.02, 3.04, 3.10(a), 4.01, 4.02, 5.01 and 5.02 hereof and all covenants and agreements hereunder shall survive indefinitely; and provided further, that if written notice is properly given under this Section X with respect to any alleged breach or inaccuracy of a representation or warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date set forth in this Section 10.06, such representation or warranty shall continue indefinitely with respect to such claim until it is finally resolved.

10.07   Indemnity Escrow Deposit. Nothing herein shall limit any Purchaser Indemnified Party's rights or remedies under this Agreement or under the Escrow Agreement if a Purchaser Indemnified Party's demand for payment from the Indemnity Escrow Deposit is not satisfied in full pursuant to the terms of the Escrow Agreement.

10.08   Limits on Indemnification. (a) Subject to Section 10.08(c) hereof, no Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 10.01 (other than with respect to indemnification under Section 10.01(d) and with respect to fraud in which cases the limitation in this Section 10.08(a) shall not apply) unless and until the aggregate amount of all Damages sustained or incurred by all Purchaser Indemnified Parties to which the indemnity set forth in Section 10.01 hereof relates exceeds an aggregate amount (the “Threshold Amount”) equal to $50,000; provided, that the Threshold Amount with respect to the aggregate of (i) Damages consisting of liabilities of Cancable, Inc. (a Nevada corporation) and (ii) Damages consisting of liabilities of the Company related exclusively to the operations of Cancable, Inc. (a Nevada corporation) (together, the “US Liabilities”), in each case incurred or accruing prior to the Closing Date shall be an amount equal to $250,000 minus the Accepted Liability Amount (it is acknowledged and agreed that the indemnification provided in Section 10.01(c) is a US Liability). If any Damages exceed the applicable Threshold Amount, then the Stockholders’ liability for indemnification under Section 10.01 hereof shall be for all such Damages in excess of such Threshold Amount.

(b)  Subject to Section 10.08(c) hereof and other than with respect to fraud for which the limitation in this Section 10.08(b) shall not apply, (i) the aggregate amount of liability of the Stockholders in respect of all matters covered by Section 10.01(b) shall not exceed $1,200,000 and (ii) the aggregate liability of each Stockholder pursuant to Section 10.01(b) hereof shall not exceed an amount equal to $1,200,000 multiplied by such Stockholder’s Percentage Interest.

(c)  The threshold set forth in Section 10.08(a) hereof shall not apply with respect to any breach of any of the covenants or agreements set forth in either of Sections 6.04 or 11.05 or any of the representations or warranties set forth in any of Sections 3.01, 3.02, 3.04, 3.08(c), 3.11, 3.15, 3.29, 4.01 or 4.02. The provisions of Section 10.08(b) shall be applied as though the references therein to $1,200,000 are instead references to $7,250,000 with respect to any claims resulting from any breach or inaccuracy of the representations or warranties set forth in any of Sections 3.01, 3.02, 3.04, 3.10(a), 3.11(e), 3.15, 4.01 or 4.02 (but the liability of each Stockholder with respect to breaches of such shall be pro rata, based upon the Percentage Interest of each Stockholder, other than in the case of breaches or inaccuracies of any representation or warranty set forth in either of Sections 4.01 or 4.02 for which only the breaching Stockholder(s) shall be liable); provided, that in no case shall the liability of a Stockholder be greater that such Stockholder’s Percentage Interest times $7,250,000. The provisions of Section 10.08(b) shall be applied as though the references therein to $1,200,000 are instead references to $1,600,000 with respect to any claims resulting from any breach or inaccuracy of any of the representations or warranties set forth in any of Sections 3.11, 3.12(c) or 3.22 if, and only if, written notice is properly given under this Section X with respect to any such breach or inaccuracy on or before the date that is three months from the date hereof.

(d)  The Purchaser Indemnified Parties shall not be entitled to indemnification for any Damages to the extent that such Damages are expressly reserved for in the Current Balance Sheet.

10.09   Exclusive Remedy. In the absence of fraud, this Section X contains each indemnified party’s sole and exclusive remedy for monetary compensation with respect to any claim under this Agreement, but shall not preclude any party from seeking equitable remedies.

SECTION XI.

MISCELLANEOUS

11.01   Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by facsimile, sent by Federal Express or other nationally recognized overnight carrier, or sent by registered or certified mail, postage prepaid, as follows:

(1)	If to the Stockholders:

to the addresses set forth on
the signature pages hereto

with a copy to:

Gowling Lafleur Henderson LLP
1 First Canadian Place, Ste. 1600
100 King Street West
Toronto, Ontario M5X 1G5
Attn: Tina M. Woodside, Esq.
Fax: (416) 369-7250

(2)	If to the Company:

c/o Cancable Inc.
2321 Fairview Street, Ste. 100
Burlington, Ontario L7R 2E3

with a copy to:

Torys LLP
237 Park Avenue
New York, New York 10017
Attention: Andrew J. Beck, Esq.
Fax: (212) 682-0200

(4)	If to the Purchaser:

c/o Creative Vistas, Inc.
2100 Forbes Street
Unit #8-10
Whitby, ON L1N 9T3
Attn: Chief Executive Officer
Fax: (905) 666-9795

and a copy to:

Torys LLP
237 Park Avenue
New York, New York 10017
Attention: Andrew J. Beck, Esq.
Fax: (212) 682-0200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, delivered by facsimile or by overnight courier, and three (3) Business Days after the date of mailing, if mailed by certified mail, return receipt requested.

11.02   Amendment. No supplement, modification, waiver or amendment of any provision of this Agreement shall be binding unless executed in writing by the Purchaser and the Stockholders. Unless expressly stated therein, no waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

11.03   Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and no amendment or modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

11.04   Further Assurances. Each of the Stockholders, on the one hand, and the Company and the Purchaser, on the other hand, shall use such party’s reasonable best efforts to take such actions as may be necessary or reasonably requested by the other to carry out and consummate the transactions contemplated by this Agreement (including the satisfaction of the conditions precedent set forth in Sections VIII and IX hereof). Without limiting the generality of the foregoing, from and after the Closing Date, at the request and expense of the Purchaser, each of the Stockholders shall fully cooperate with and assist the Purchaser and its representatives (including, without limitation, its counsel and independent auditors) in connection with the preparation of any and all Tax Returns by the Purchaser or the Company for any period (or portion thereof) beginning after the Closing Date or in connection with any Tax audit, examination or proposed or final assessment or the like (including without limitation any Tax claim) relating to any aspect of the Company.

11.05   Expenses. Except as specifically set forth herein, each of the parties hereto shall bear such party’s own expenses in connection with this Agreement and the transactions contemplated hereby whether or not the Closing occurs. The Stockholders shall be responsible for and pay any and all out-of-pocket costs and expenses incurred by the Company and/or the Stockholders on or prior to the Closing Date (including, without limitation, all legal, accounting and other professional fees and expenses) in connection with the sale of the Interests and the other transactions contemplated hereby which are set forth on Schedule 11.05 (the “Transaction Expenses”; which expressly do not include any fees or expenses of the Company’s auditors), which Transaction Expenses the Stockholders hereby direct be paid at the Closing as described in Section 8.03 to the accounts and in the amounts set forth on Schedule 8.03 hereto.

11.06   Injunctive Relief. In the event of a breach or threatened breach by any of the Stockholders or the Purchaser of the provisions of this Agreement, each of the parties hereby consents and agrees that the other party shall be entitled to an injunction or similar equitable relief restraining such party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the party under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security.

11.07   Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where Property or assets of the parties hereto may be found and without regard to principles of conflict of law. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto hereby irrevocably consents to the service of any and all process in such action or proceeding by the delivery of such process to each of the parties hereto at its address provided in accordance with Section 11.01 hereof.

11.08   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT.

11.09   Invalidity. Should any provision of this Agreement be held by a court or arbitrator of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by such court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

11.10   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, the Purchaser and the Stockholders. The Purchaser’s rights or interests under this Agreement (but not its obligations) may be assigned to any of its wholly-owned (directly or indirectly) subsidiaries. No Stockholder may assign its rights, interests or obligations hereunder. Any attempted assignment in contravention of this Section 11.10 shall be void and of no effect.

11.11   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.12   Knowledge. Whenever used in this Agreement, the words “to the knowledge of the Company” or similar words or phrases shall mean the knowledge or awareness of the following individuals only, such knowledge or awareness being deemed to include (a) the actual awareness of a fact or other matter by each such individual and (b) such facts or other matters about which each such individual reasonably should be aware as a result of his involvement with the Company: Ross Jepson and/or Mark Thomson.

11.13   Interpretation. The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum. The word “including” shall be deemed followed by “, without limitation,” and the word “or” shall be interpreted as “and/or.”

11.14   Gender and Number. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity or number of the Person or Persons may require.

11.15   Third Party Rights. Other than with respect to the rights of any indemnitees under Section X hereof, it is the intention of the parties that nothing in this Agreement shall create or be deemed to create any right with respect to any Person not a party to this Agreement.

11.16   Headings. The headings to the Sections of this Agreement have been inserted solely for convenience of reference and shall not modify, define or limit the express provisions of this Agreement.

*  *  *  *

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the date first above written.

PURCHASER:

Cancable Holding Corp.

By:   /s/ Sayan Navaratnam

Name: Sayan Navaratnam
Title: Chairman and CEO

THE COMPANY:

Cancable, Inc.

By:  /s/ Ross Jepson

Name: Ross Jepson
Title: President

STOCKHOLDERS:

Covington Fund II Inc.

By:   /s/ Jeff Park

Name: Jeff Park
Title:
Address:

BMO Capital Corporation

By:  /s/ Robert McLaughlin

Name: Robert McLaughlin
Title: Director
Address:

Annex A

Index of Definitions

Certain Definitions. The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere in this Agreement):

“Accepted Liability Amount” shall mean the greater of (i) $125,000 and (ii) the actual amount of Damages incurred by the Company or its Subsidiaries in connection with the satisfaction of (x) its Ohio workers compensation claim, (y) Ohio city Tax amounts ((x) and (y) are referred to as the second item on Schedule 3.11(a)) and (z) the Unsecured Creditor Claims.

“Ancillary Agreements” shall mean the Escrow Agreement and each other document or instrument delivered pursuant to, or in connection with, this Agreement; provided, that due diligence materials furnished to the Purchaser shall not constitute Ancillary Agreements.

“Affiliate” shall mean with respect to any Person any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Annual Financial Statements” shall have the meaning set forth in Section 3.05(a) hereof.

“Balance Sheet” shall have the meaning set forth in Section 3.05(a) hereof.

“Business” shall have the meaning set forth in the recitals hereof.

“Business Day” shall mean a day other than a Saturday or Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required to close.

“Closing” shall have the meaning set forth in Section 7.01 hereof.

“Closing Date” shall have the meaning set forth in Section 7.01 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introduction hereto.

“Company Indebtedness” shall mean any obligations and liabilities created, issued or incurred by the Company for borrowed money, including without limitation, bank loans, mortgages, notes payable, capital lease obligations, guarantees of indebtedness of others and loans from the Stockholders, and all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto.

“Contracts” shall have the meaning set forth in Section 3.13(a) hereof.

“Convertible Subordinated Debentures” shall mean the Convertible Secured Subordinated Debentures of the Company between the Company and each of Covington and BMO, each dated as of July 2, 2001 (as amended, restated or otherwise modified).

“Current Month Balance Sheet” shall have the meaning set forth in Section 3.05(a) hereof.

“Current Balance Sheet Date” shall have the meaning set forth in Section 3.07(a) hereof.

“Damages” shall mean any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel sustained or incurred by the Purchaser Indemnified Parties (or any of them) or the Stockholder Indemnified Parties (or any of them), as the case may be, in any action, dispute, claim or proceeding between any of the Purchaser Indemnified Parties, on the one hand, and any of the Stockholder Indemnified Parties, on the other hand, or involving a third-party claim against any of the Purchaser Indemnified Parties or any of the Stockholder Indemnified Parties, as the case may be, and other out-of-pocket costs and expenses incurred in connection with investigating, preparing or defending or preventing any action, suit or proceeding, commenced or threatened, or any claim whatsoever; provided, however, that Damages shall not include any indirect damages, or punitive or exemplary losses, claims, assessments, demands, damages, liabilities, obligations, costs or expenses unless such are owed to a third-party.

“Debt Holder” shall mean each holder of Company Indebtedness.

“Direct Claim” shall have the meaning set forth in Section 10.03(c) hereof.

“Director Liabilities” shall mean the amounts payable labeled CPP/EI, GST and PST set forth as the first item on Schedule 3.11(a).

“Dollars” or “$” shall mean the lawful money of Canada.

“Employee Plans” shall have the meaning set forth in Section 3.15 hereof.

“Environmental Claim” shall mean any notice or claim by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the generation, treatment, storage, transportation or recycling of any Hazardous Material or the presence, or release, discharge, disposal or emission into the environment, of any Hazardous Materials at the Real Property or any other real property, whether or not presently or formerly owned or leased by the Company or any Affiliate of the Company or (ii) any violation, or alleged violation, of any Environmental Laws.

“Environmental Laws” shall mean all federal, state, local and foreign laws, rules and regulations relating to environmental health and safety matters, the pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and safety from environmental hazards, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Estimated Closing Balance Sheet” shall mean the unaudited estimated balance sheet of the Company as of the close of business on the Closing Date as if the Closing Date were the last day of the Company's fiscal year in connection therewith, which is attached hereto as Exhibit D).

“Escrow Agent” shall have the meaning set forth in Section 2.02(a) hereof.

“Escrow Agreement” shall have the meaning set forth in Section 2.02(a) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.05(a) hereof.

“GAAP” shall mean means those accounting principles which are recognized as being generally accepted and which are in effect from time to time, as published in the Handbook of the Canadian Institute of Chartered Accountants in the case of Canadian GAAP.

“Governmental Authority” shall mean the collective reference to any court, tribunal, government, or governmental, regulatory or administrative agency, authority or instrumentality, federal, state or local, or domestic or foreign.

“GSA’s” shall mean the General Security Agreements, dated as of July 12, 2001 and December 20, 2002, between the Company and (i) BMO and (ii) Covington (as any may have been amended, restated or otherwise modified).

“Hazardous Material” shall mean any substance or material which under any Environmental Law is defined to be “hazardous”, “toxic”, “deleterious”, “caustic”, “dangerous”, a “contaminant”, a “pollutant”, a “dangerous good”, a “waste”, a “source of contamination” or a source of a “pollutant”.

“Indemnification Matter” shall have the meaning set forth in Section 10.03(a) hereof.

“Indemnitee” shall have the meaning set forth in Section 10.03(a) hereof.

“Indemnitor” shall have the meaning set forth in Section 10.03(a) hereof.

“Indemnity Escrow Amount” shall have the meaning set forth in Section 2.02(a) hereof.

“Indemnity Escrow Deposit” shall have the meaning set forth in Section 2.02(a) hereof.

“Indemnity Notice” shall have the meaning set forth in Section 10.03(a) hereof.

“Indemnity Notice Period” shall have the meaning set forth in Section 10.03(b) hereof.

“Interests” shall have the meaning set forth in the recitals hereof.

“Interim Financial Statements” shall have the meaning set forth in Section 3.05(a) hereof.

“Liens” shall mean all liens, mortgages, charges, security interests, covenants, easements, restrictions, adverse claims or other encumbrances of any kind whatsoever and howsoever arising.

“Material Adverse Change” or “Material Adverse Effect” shall mean a material adverse effect on the businesses, properties, assets, liabilities, prospects, condition (financial or other) or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, that in no event shall any of the following be deemed to cause a material adverse effect on the businesses, properties, assets, liabilities, prospects, condition (financial or other) or results of operations of the Company and its Subsidiaries (taken as a whole): (i) any change resulting from conditions (be they political, economic, regulatory or otherwise) generally affecting the industry in which the Company and its Subsidiaries operate that does not affect the Company and its Subsidiaries (taken as a whole) in a disproportionate manner; (ii) any change resulting from the announcement of any of the transactions contemplated by this Agreement; (iii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing occurring within Canada or the United States; or (iv) any action or omission taken by the Purchaser or its Affiliates prior to the Closing.

“Objection Notice” shall have the meaning set forth in Section 10.03(c) hereof.

“Owned Proprietary Rights” shall have the meaning set forth in Section 3.19(a).

“Percentage Interest” of any Stockholder shall mean the percentage set forth opposite such Stockholder’s name on Schedule 3.04 hereto.

“Permits” shall have the meaning set forth in Section 3.12(b) hereof.

“Permitted Encumbrances” shall mean, with respect to the Real Property, (a) laws, rules, regulations and ordinances of general applicability which are not materially violated by the existing improvements at the Real Property or the current use thereof, (b) easements, rights of way, covenants, conditions and other matters which, individually or in the aggregate, do not materially adversely affect the Real Property or the use thereof, and (c) encumbrances for Taxes and assessments either not yet due and payable or, so long as they are adequately reserved for in the Company’s Financial Statements, being contested in good faith and in a timely and appropriate manner.

“Permitted Liens” shall have the meaning set forth in Section 3.10(a) hereof.

“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited or unlimited liability company or a Governmental Authority.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 6.04 hereof.

“Priority Liabilities” shall mean the Priority Notes, the Director Liabilities, the WSIB Liabilities, and legal fees associated with the proposed transaction with Adrien Pouliot in the amount of $275,000.

“Priority Notes” shall mean each of the notes (as such may have been amended, restated or otherwise modified) made by the Company as of July, 21, 2004 in favor of (i) Covington, in the amount of $62,500 and (ii) BMO, in the amount of $37,500.

“Proprietary Licenses” shall have the meaning set forth in Section 3.19(a) hereof.

“Proprietary Rights” shall have the meaning set forth in Section 3.19(a) hereof.

“Purchase Price” shall have the meaning set forth in Section 2.01(a) hereof.

“Purchaser Indemnified Parties” shall mean the Purchaser, the Company and each of their respective employees, officers, directors, stockholders, Affiliates, agents and representatives.

“Real Property” shall have the meaning set forth in Section 3.09(a) hereof.

“Restrictive Covenant” shall have the meaning set forth in Section 6.06(a) hereof.

“Shareholders Agreement” shall mean the Unanimous Shareholder Agreement of the Company, dated as of July 12, 2001, among the Company, BMO and Covington and any other party thereto (as amended, restated or otherwise modified).

“Shares” shall mean the shares of the capital stock of the Company (or, if the context so requires, any other Person), as more fully described in the Company’s articles of incorporation (or such other similar document of such other Person).

“Special WSIB Liability” shall mean one-half of the amount equal to (i) the Damages arising out of or in connection with the amounts asserted as owed on Statement No. 0000000051 (as opposed to future or incremental charges) issued by the Workplace Safety & Insurance Board to the Company, which invoice was stamped “Received Dec 21 2005” minus (ii) $232,497.

“Stockholder Indemnified Parties” shall mean the Stockholders and each of their respective employees, officers, directors, Affiliates (other than the Company), agents and representatives.

“Stockholders” shall have the meaning set forth in the introduction hereto.

“Subordinated Debentures” shall mean the Secured Subordinated Debentures of the Company between the Company and (i) BMO and (ii) Covington, each dated as of January 31, 2003 (as amended, restated or otherwise modified).

“Subsidiary” shall mean, as to any Person, any other Person, if the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person.

“Tax Returns” shall have the meaning set forth in Section 3.11(a) hereof.

“Taxes” shall have the meaning set forth in Section 3.11(a) hereof.

“Threshold Amount” shall have the meaning set forth in Section 10.08(a) hereof.

“Transaction Expenses” shall have the meaning set forth in Section 11.05 hereof.

“Unsecured Creditor Claims” shall be those claims set forth on Annex C.

“US$” shall mean the lawful money of the United States of America.

“Warrants” shall mean the Warrants, dated as of July 12, 2001, issued by the Company in favor each of BMO and Covington (each as amended, restated or otherwise modified).

“WSIB Liabilities” shall mean $232,497 owed by the Company to the Workplace Safety & Insurance Board.